Exhibit 99.1

MARINEMAX EXPANDS GREAT LAKES and

WEST COAST PRESENCE ADDING 20 LOCATIONS

~Accretive Acquisition of SkipperBud’s & Silver Seas Drives Meaningful Growth~

~Combined Operation Produced $220 Million in Calendar 2019~

~Strategically Grows Higher Margin Revenue – Significantly Grows Its Marina Portfolio~

CLEARWATER, FL, October 1, 2020 – MarineMax, Inc. (NYSE: HZO), the nation's largest recreational boat and yacht retailer, today announced the acquisition of SkipperBud’s and its affiliate, Silver Seas Yachts (collectively SkipperBud’s), significantly growing its presence in the Great Lakes region and the West Coast of the United States.  SkipperBud’s is one of the largest sales, brokerage, service and marina/storage groups in the world.  Fiscal 2019 revenue for SkipperBud’s was $220 million, making this the largest acquisition for the Company to date.  The shareholders of SkipperBud’s will remain as its operators.  The acquisition is expected to be accretive in its first full year.

SkipperBud’s was founded over 60 years ago with the realization that the growth and success of the company depended on its team members. Under Michael Pretasky Sr., SkipperBud’s demonstrated a commitment to customers by delivering the dream of the boating lifestyle while evolving the Company to increase its focus on marinas and storage income making it one of the industry’s largest dealership and marina operators. Led for the past 14 years by Michael Pretasky Jr., the Company has seen significant growth and expansion of locations and brands. With the acquisition, MarineMax adds 20 locations in Wisconsin, Michigan, Illinois, Ohio, California, Washington and Florida.  Additionally, the acquisition strengthens MarineMax’s premium real estate holdings with the addition of 11 marina and storage facilities, nearly doubling the Company’s marina portfolio.

W. Brett McGill, Chief Executive Officer and President of MarineMax stated, "We are very excited to expand with such a great organization as SkipperBud’s, who we have known for many years and who share our values and culture.  The acquisition adds greatly to our geographic reach in the Great Lakes and the West Coast.  It also provides us the opportunity to fully leverage our business and brand infrastructure across the country, better enabling us to serve customers in all markets.  The acquisition aligns with our long-term strategy to grow our cycle resilient higher margin businesses, especially marina and storage income, by nearly doubling our marina operations. We are excited to have Mike Pretasky Jr. join our management team and continue to lead the operations.  Mike has a proven track record in the marine industry and will help lead the Company to further growth.”

~ more ~

Mike Pretasky, Jr., President of SkipperBud’s stated, “We have been long-time industry partners of MarineMax and have similar values of taking care of our customers and our team with a focus on our higher margin businesses.  We are excited about joining the MarineMax team. Gaining access to their exclusive brands will further drive our growth, especially in larger yachts.  The combination of both organizations enables SkipperBud’s to take advantage of multiple growth opportunities in the future.”

The Company will provide additional details on the acquisition when it reports its fiscal year 2020 results.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer.  Focused on premium brands, such as Sea Ray, Boston Whaler, Hatteras, Azimut Yachts, Benetti, Ocean Alexander, Galeon, Grady-White, Harris, Bennington, Crest, MasterCraft, MJM Yachts, NauticStar, Scout, Sailfish, Scarab Jet Boats, Tige, Yamaha Jet Boats, Aquila, Aviara, and Nautique. MarineMax sells new and used recreational boats and related marine products and services, as well as provides yacht brokerage and charter services.  MarineMax currently has 77 retail locations in Alabama, California, Connecticut, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina, Texas, Washington and Wisconsin.  MarineMax also owns Fraser Yachts Group and Northrop & Johnson, leading superyacht brokerage and luxury yacht services companies with operations in multiple countries.  The Company also owns and operates MarineMax Vacations in Tortola, British Virgin Islands.  MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the shareholders of Skipper Bud’s remaining as operators, the acquisition being accretive, the Company’s long-term strategy to grow its cycle resilient higher margin businesses, the Company’s continued growth, the future growth of Skipper Bud’s, and the future opportunities for Skipper Bud’s. These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the impacts (direct and indirect) of COVID-19 on the Company’s business, the Company’s employees, the Company’s manufacturing partners, and the overall economy, general economic conditions, as well as those within our industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, the continued recovery of the industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2019 and other filings with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
	Michael H. McLamb	Investors:
	Chief Financial Officer	Brad Cohen or Dawn Francfort
	727-531-1700	ICR, LLC.
	Media:	investorrelations@marinemax.com
Abbey Heimensen
MarineMax, Inc.